                                                                    EXHIBIT 99.1



                          SUBSCRIPTION AGENT AGREEMENT

        This Subscription Agent Agreement (the "Agreement") is made and entered into as of [____________], 2002, by and between Calavo Growers, Inc., a California corporation (the "Company"), and U.S. Stock Transfer Corporation, a California corporation (the "Subscription Agent"), with reference to the following:

        A. The Company has filed with the Securities and Exchange Commission (the "Commission"), under the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder (collectively, the "Securities Act"), a Registration Statement on Form S-1, File No. 333-[_________] (in the form in which it first becomes effective under the Securities Act, and as it may thereafter be amended, the "Registration Statement"), relating to the proposed distribution by the Company of non-transferable subscription rights (the "Rights") to holders of record ("Record Holders") of shares of the Company's common stock, $0.001 par value (the "Common Stock"), as of the close of business on [__________], 2002 (the "Record Date"), at a rate of one Right for every
11.836 shares of Common Stock held on the Record Date, and the proposed sale of up to 1,000,000 newly issued shares (the "Underlying Shares") of Common Stock in connection with the exercise of Rights (collectively, the "Rights Offering").

        B. Holders of Rights ("Rights Holders") will be entitled to subscribe to purchase one Underlying Share for each Right (the "Basic Subscription Privilege") at a price of $5.00 per share (the "Subscription Price"), which price will be set forth in the prospectus that forms a part of the Registration Statement (in the form in which the Registration Statement first becomes effective, and as thereafter amended or supplemented, the "Prospectus").

        C. Rights Holders who exercise the Basic Subscription Privilege in full will also be entitled to subscribe at the Subscription Price (the
"Oversubscription Privilege") to purchase additional Underlying Shares, if any, remaining after satisfaction of all subscriptions pursuant to the Basic Subscription Privilege (the "Excess Underlying Shares").

        D. The Company wishes the Subscription Agent to act on its behalf in connection with the Rights Offering as set forth herein, and the Subscription Agent is willing to do so.

        NOW, THEREFORE, the parties hereby agree as follows:

        1. Appointment of the Subscription Agent. The Company hereby appoints the Subscription Agent to act as agent in accordance with the instructions set forth in this Agreement, and the Subscription Agent hereby accepts such appointment and shall take such actions as may be necessary to effectuate the terms of this Agreement. The Company may from time to time appoint such co-agents as it may deem necessary or desirable.

        2. Distribution of Rights. The Company has authorized the distribution of the Rights and, following the effectiveness of the Registration Statement and the Record Date, shall issue such Rights to Record Holders as contemplated by the Registration Statement and the Prospectus. The Company promptly shall notify the Subscription Agent upon the effectiveness of the Registration Statement. The Subscription Agent shall effect the distribution of the Rights to Record Holders and shall determine the number of Rights to be distributed to each such Record Holder (including Rights distributed to Record Holders on behalf of beneficial owners holding through such Record Holders) by, among other things, rounding down fractional Rights to the nearest whole number. The Subscription Agent shall distribute to Rights Holders the Prospectus, the subscription warrants evidencing the Rights (the "Subscription Warrants"), the Instructions as to Use of Calavo Growers, Inc. Subscription Warrants (the "Instructions"), and all other ancillary documents relating to the Rights Offering. The Subscription Warrants and the Instructions shall be substantially in the form of the applicable documents that are attached as exhibits to the Registration Statement.

        3. Oversubscription Privilege. If there are insufficient Excess Underlying Shares to satisfy all exercised Oversubscription Privileges, Excess Underlying Shares shall be allocated among Rights Holders, including banks, brokers, trust companies, and other nominees (each, a "Nominee") that hold Rights for beneficial owners, who exercise the Oversubscription Privilege. Subject to the possible reduction described in Section 7(f) below, Excess Underlying Shares shall be allocated pro rata among such Rights Holders based on the number of shares of Common Stock that each such Rights Holder purchased under the Basic Subscription Privilege. To the extent that such allocation results in any Rights Holder being allocated more Excess Underlying Shares than such Rights Holder subscribed for pursuant to the Oversubscription Privilege, then such Rights Holder shall be allocated only the number of Excess Underlying Shares subscribed for, and the remaining Excess Underlying Shares shall be similarly and successively reallocated among all other Rights Holders exercising the Oversubscription Privilege. It shall be the responsibility of Rights Holders who are Nominees to allocate Excess Underlying Shares among any beneficial owners for which such Rights Holders are acting.

        4. Signature and Registration.

               (a) The Subscription Warrants shall be executed by facsimile signature on behalf of the Company by its President, Chairman of the Board and Chief Executive Officer and by its Secretary, an Assistant Secretary, or its Chief Financial Officer. Any Subscription Warrant may be signed on behalf of the Company by any person who, at the actual date of execution of such facsimile signature, is a proper officer of the Company to sign such Subscription Warrant, even if at the date of the execution of this Agreement or the date of actual issuance of such warrant such person is not such an officer.

               (b) The Subscription Agent shall keep or cause to be kept, at its principal offices in the State of California, books for registration of the Rights issued hereunder. Such books shall show the names and addresses of the respective Rights Holders and the number of Rights evidenced by each outstanding Subscription Warrant.

        5. Division and Exchange of Subscription Warrants; Mutilated, Destroyed, Lost, or Stolen Subscription Warrants.

               (a) The Subscription Agent is authorized to divide and exchange a Subscription Warrant upon receipt of an affidavit of a Rights Holder stating that such holder is a Nominee for two or more beneficial owners of shares of Common Stock and that the Subscription Warrant or Subscription Warrants received do not permit an equitable allocation of Rights between or among such beneficial owners. In such event, the Subscription Agent shall exchange such originally issued Subscription Warrant or Subscription Warrants for such additional Subscription Warrants as necessary to permit equitable allocation of whole Rights to such beneficial owners to be exercised by the holder of record on behalf of such beneficial owners; provided, however, that the aggregate number of Rights evidenced by the Subscription Warrants so issued shall not exceed the aggregate number of Rights evidenced by the Subscription Warrant or Subscription Warrants surrendered in exchange therefor. No Subscription Warrants evidencing fractional Rights shall be issued upon exchange of Subscription Warrants, and any instructions to divide or exchange Subscription Warrants that would result in the issuance of Subscription Warrants evidencing fractional Rights are to be rejected.

               (b) Any Rights Holder desiring to divide and exchange any Subscription Warrant or Subscription Warrants pursuant to Section 5(a) above must make such request in writing to the Subscription Agent and surrender the Subscription Warrant or Subscription Warrants to be exchanged to the Subscription Agent. Thereupon the Subscription Agent shall deliver to the person entitled thereto Subscription Warrants as so requested. Duly authenticated evidence of the Nominee's authority satisfactory to the Subscription Agent must be produced and may be required to be deposited and to remain with the Subscription Agent in its discretion. The Company may require payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any exchange of Subscription Warrants.

               (c) Upon receipt by the Subscription Agent of evidence reasonably satisfactory to it of the loss, theft, destruction, or mutilation of a Subscription Warrant, and, in case of loss, theft or destruction, of indemnity and/or security satisfactory to it, in its sole discretion, and reimbursement to the Company and the Subscription Agent of all reasonable expenses incidental thereto, and upon surrender and cancellation of the Subscription Warrant, if mutilated, the Subscription Agent shall make and deliver a new Subscription Warrant of like tenor to the registered Rights Holder in lieu of the Subscription Warrant so lost, stolen, destroyed, or mutilated. If required by the Company or the Subscription Agent, an indemnity bond must be sufficient in the judgment of each party to protect the Company, the Subscription Agent or any agent thereof from any loss which any of them may suffer if a lost, stolen, destroyed, or mutilated Subscription Warrant is replaced.

        6. Subsequent Issue of Subscription Warrants. Subsequent to the original issuance of the Subscription Warrants, no Subscription Warrants shall be issued except as provided herein.

        7. Exercise of Rights; Subscription Price; Expiration Date; Limitations.

               (a) Subject to the Notice of Guaranteed Delivery procedure described below in Section 7(b) and subject to possible reduction described in
Section 7(f) below, a Rights Holder may exercise Rights held by such Rights Holder by properly completing, signing, and delivering the Subscription Warrant representing such Rights, together with payment in full of the Subscription Price for the aggregate number of Underlying Shares subscribed for pursuant to such Rights Holder's exercise of the Basic Subscription Privilege and the Oversubscription Privilege before any proration or reduction with respect to the Oversubscription Privilege. Subscription Warrants and payment of the Subscription Price must be received by the Subscription Agent before 5:00 P.M., Pacific Daylight Time, on [___________], 2002, unless such expiration time and date are extended in the sole discretion of the Company (as such time and date may be extended, the "Expiration Time"). A Right shall not be deemed to have been exercised until the Subscription Agent receives both payment of the Subscription Price and a duly executed Subscription Warrant. A Rights Holder's Oversubscription Privilege must be exercised concurrently with such Rights Holder's Basic Subscription Privilege. Once a Rights Holder has exercised a Right, such exercise may not be amended or revoked. Unexercised Rights shall expire at the Expiration Time. The Company may notify the Subscription Agent either orally or in writing of any extension of the Expiration Time. If the Company gives an oral notice of an extension, it shall confirm such extension in writing. In addition to the foregoing, a Nominee who exercises the Oversubscription Privilege on behalf of one or more beneficial owners of shares of Common Stock must deliver to the Subscription Agent a properly completed and executed Nominee Holder Certification substantially in the form of the applicable document that is attached as an exhibit to the Registration Statement.

               (b) Notwithstanding the provisions of Section 7(a) above, a Rights Holder who desires to exercise Rights but is unable to deliver a Subscription Warrant to the Subscription Agent prior to the Expiration Time may nevertheless exercise Rights under the circumstances, and in compliance with the terms and conditions, set forth in the Prospectus under the heading "The Rights Offering -- Notice of Guaranteed Delivery." Among other things, such terms and conditions require the Rights Holder to deliver to the Subscription Agent, prior to the Expiration Time, payment of the Subscription Price and a properly executed Notice of Guaranteed Delivery guaranteeing the delivery to the Subscription Agent of the Subscription Warrant within three Nasdaq National Market trading days following the date of such notice.

               (c) The Subscription Price shall be payable in United States dollars (i) by personal check, certified check, or cashier's check drawn upon a United States bank, or United States postal or express money order, payable to the order of U.S. Stock Transfer Corporation, as Subscription Agent, or (ii) by wire transfer of funds to the account of the Subscription Agent, as agent for the Company, maintained for such purpose at the Pacific Western Bank, Santa Monica, California, ABA No. 122 238 200, Account No. 004-900405, for the benefit of the Subscription Agent as agent for the Company. The Subscription Price shall be deemed to have been received by the Subscription Agent only upon (i) clearance of a personal check, (ii) receipt of a certified or cashier's check drawn upon a United States bank or a United States postal or express money order, or (iii) receipt of collected funds wired to the Subscription Agent's account designated above.

               (d) If a Subscription Warrant does not indicate the number of Underlying Shares subscribed for or if the Subscription Price payment forwarded to the Subscription Agent is insufficient to purchase the number of Underlying Shares subscribed for, the Rights Holder shall be deemed to have exercised the Basic Subscription Privilege with respect to the maximum number of whole Underlying Shares that may be subscribed for based on the Subscription Price delivered to the Subscription Agent and, to the extent that the payment delivered by such Rights Holder exceeds the aggregate Subscription Price with respect to the Basic Subscription Privilege, the Rights Holder shall be deemed to have exercised the Oversubscription Privilege with respect to the maximum number of whole Underlying Shares that may be subscribed for with such excess amount. If a Rights Holder (other than a Nominee) exercises an Oversubscription Privilege without exercising its Basic Subscription Privilege in full, such Rights Holder shall be deemed to have exercised such Basic Subscription Privilege to the fullest possible extent, and the Oversubscription Privilege shall be deemed exercised only to the extent of payments received from such Rights Holder in excess of the aggregate Subscription Price applicable to such deemed Basic Subscription Privilege exercise.

               (e) The Subscription Agent shall distribute to the Company all funds received by the Subscription Agent in payment of the Subscription Price for Underlying Shares subscribed for pursuant to the Basic Subscription Privilege and the Oversubscription Privilege, and all interest accrued on such funds, as soon as practicable following the Expiration Time.

               (f) The Company may notify the Subscription Agent either orally or in writing that it shall not issue shares of Common Stock to any Rights Holder who is required, in the Company's sole judgment and discretion, to obtain prior clearance or approval from any state or federal regulatory authority (including blue sky qualification) to own or control such shares unless, prior to the Expiration Time, evidence of such clearance or approval has been provided to the Company.

        8. Delivery of Stock Certificates; Refunds. As soon as practicable after the Expiration Time, the Subscription Agent shall issue certificates representing all Underlying Shares that are purchased pursuant to the Basic Subscription Privilege and the Oversubscription Privilege. Certificates for Underlying Shares purchased pursuant to the exercise of Rights shall be registered in the name of the Rights Holders exercising such Rights. Any refund, without interest, of the portion of the Subscription Price not applied to the purchase of shares of Common Stock by a Rights Holder, including the Subscription Price for Excess Underlying Shares subscribed for but not sold due to proration or otherwise, shall be mailed or delivered by the Subscription Agent to the Rights Holder to whom such refund is due as soon as practicable after the Expiration Time or, if earlier, as soon as practicable after the Company terminates the Rights Offering.

        9. Fractional Rights and Shares. No fractional Rights or cash in lieu thereof shall be issued or paid. The number of Rights distributed to each Record Holder or beneficial owner holding through a Nominee that complies with the procedures set forth in Section 5(a) above shall be rounded down to the next whole number. All questions as to the validity and eligibility of any rounding of fractional Rights (including, without limitation, in connection with the surrender by a Nominee of a Subscription Warrant as set forth in Section 5(a) hereof) shall be determined by the Company in its sole discretion, and its determination shall be final and binding.

        10. Foreign and Certain Other Shareholders. The Subscription Agent shall mail the Prospectus, Subscription Warrants and other ancillary documents relating to the Rights Offering to Record Holders whose registered addresses are outside the United States or who have APO or FPO addresses (collectively, "Foreign Record Holders"). To exercise their Rights, Foreign Record Holders must comply with the deadline and procedures that are described in Section 7 above in the same manner as Record Holders whose addresses are located in the United States.

        11. Amendments and Waivers; Termination.

               (a) The Company reserves the right to extend the Expiration Time and to amend the terms and conditions of the Rights Offering, whether the amended terms are more or less favorable to Rights Holders. The Company also reserves the right to terminate the Rights Offering at any time prior to the Expiration Time.

               (b) All questions as to the validity, form, eligibility (including time of receipt and record ownership), and acceptance of any exercise of Rights shall be determined by the Company, in its sole discretion, and the Company reserves the right to reject any exercise if such exercise is not in accordance with the terms of the Rights Offering or is not in proper form, or if the acceptance thereof or the issuance of Underlying Shares pursuant thereto could be deemed unlawful. The Company also reserves the right to waive any deficiency or irregularity (including, without limitation, any deficiency with respect to time of receipt of a Subscription Warrant or the Subscription Price for all Underlying Shares subscribed for pursuant thereto) or to permit a defect or irregularity to be corrected within such time as it may determine. Subscriptions shall not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the Company determines in its sole discretion. Neither the Company nor the Subscription Agent shall be under any duty to give notification of any defect or irregularity in connection with the submission of Subscription Warrants or incur any liability for failure to give such notification.

               (c) The Subscription Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from the Company's Chairman of the Board, President and Chief Executive Officer or Vice President, Finance or any other person designated by either of them, and to apply to such officers for advice or instructions in connection with its duties, and it shall not be liable for any action taken or suffered to be taken by it in good faith in accordance with the instructions of any such officer.

        12. Reports. The Subscription Agent shall notify the Company and its designated representatives by e-mail each business day during the period commencing on the fifth business day after the first day that the Subscription Agent mails the Prospectus to Rights Holders and ending at the Expiration Time, which notice shall thereafter be confirmed in writing, of (i) the number of Rights exercised each day, (ii) the number of Underlying Shares subscribed for pursuant to the Basic Subscription Privilege each day and the number of such shares for which payment has been received, (iii) the number of Underlying Shares subscribed for pursuant to the Oversubscription Privilege each day and the number of such Underlying Shares for which payment has been received, (iv) the number of Rights for which defective Subscription Warrants have been received each day, (v) the number of requests from Nominees holding Rights on behalf of more than one beneficial holder to effect an exchange of a Subscription Warrant or Subscription Certificates as set forth in Section 5(a) above, and (vi) cumulative totals with respect to the information set forth in each of clauses (i) through (v) above. At or before 5:00 P.M., Pacific Daylight Time, on the third business day following the Expiration Time, the Subscription Agent shall certify in writing to the Company the cumulative totals through the Expiration Time with respect to the information set forth in clauses (i) through
(v) above. The Subscription Agent also shall maintain and update a listing of Rights Holders who have fully or partially exercised their Rights and Rights Holders who have not exercised their Rights. The

Subscription Agent shall provide the Company and its designated representatives with the information compiled pursuant to this Section 12 and any Subscription Warrants or other documents or date from which such information derived, as any of them may request.

        13. Payment of Taxes. The Company shall pay when due all document, stamp, and other taxes, if any, that may be payable with respect to the issuance or delivery of any Rights or the issuance of any Underlying Shares upon the exercise of Rights. Except as provided in the preceding sentence, all transfer and other taxes incurred in connection with the exercise of Rights or the subsequent transfer of Underlying Shares shall be for the account of the Rights Holder or shareholder, and no such taxes shall be paid by the Company or the Subscription Agent. If any transfer tax is imposed for any reason other than the issuance of Underlying Shares to a Rights Holder upon exercise of Rights by such Rights Holder, the amount of any such transfer taxes (whether imposed on such Rights Holder or any other person) shall be payable by such person, and the Subscription Agent shall be entitled to refuse to implement such exercise or other requested action unless it is furnished with proof satisfactory to it of the payment of such transfer taxes by such Rights Holder or other person.

        14. Cancellation and Destruction of Subscription Warrants. All Subscription Warrants surrendered for the purpose of exercise, exchange, or substitution shall be canceled by the Subscription Agent, and no Subscription Warrants shall be issued in lieu thereof, except as expressly permitted by this Agreement. The Company shall deliver to the Subscription Agent for cancellation and retirement, and the Subscription Agent shall so cancel and retire, any Subscription Warrants purchased or acquired by the Company otherwise than upon the exercise thereof. The Subscription Agent shall either deliver all canceled Subscription Warrants to the Company or, at the written request of the Company, destroy such canceled Subscription Warrants, and in such case shall deliver a certificate of destruction thereof to the Company.

        15.    Fees of the Subscription Agent; Indemnification.

               (a) The Company shall pay to the Subscription Agent compensation in accordance with the fee schedule attached hereto as Exhibit A for all services rendered by it hereunder and, from time to time, its reasonable expenses and other disbursements incurred in the administration and execution of this Agreement and the exercise and performance of its duties hereunder.

               (b) The Company shall indemnify and hold the Subscription Agent harmless against all losses, claims, damages, liabilities, costs, and expenses (including, without limitation, reasonable fees and disbursements of legal counsel) that the Subscription Agent may incur or become subject to arising from or out of any claim or liability resulting from actions taken as Subscription Agent pursuant to this Agreement; provided, however, that indemnity does not extend to, and the Subscription Agent shall not be indemnified or held harmless with respect to, such losses, claims, damages, liabilities, costs, and expenses incurred or suffered by the Subscription Agent as a result of, or arising out of, the Subscription Agent's negligence, misconduct, bad faith, or breach of this Agreement. In connection therewith, (i) in no case shall the Company be liable with respect to any claim against the Subscription Agent unless the Subscription Agent notifies the Company in writing of the assertion of a claim against it, or of any action commenced against it, promptly after the Subscription Agent has notice of any such assertion of a claim or has been served with the summons or other first legal process giving information as to the nature and basis of the claim; (ii) the Company shall be entitled to participate at its own expense in the defense of any suit brought to enforce any such claim and, if the Company so elects, it shall assume the defense of any such suit, in which event the Company shall not thereafter be liable for the fees and expenses of any additional counsel that the Subscription Agent may retain, so long as the Company retains counsel satisfactory to the Subscription Agent in the exercise of the Subscription Agent's reasonable judgment, to defend such suit; and (iii) the Subscription Agent agrees not to settle any litigation in connection with any claim or liability with respect to which it may seek indemnification from the Company without the prior written consent of the Company.

               (c) The Subscription Agent shall be protected and shall incur no liability for or with respect to any action taken, suffered, or omitted by it without negligence and in good faith in connection with its administration of this Agreement in reliance upon any Subscription Warrant, instrument of assignment or transfer, power of attorney, endorsement, affidavit letter, notice, direction, consent, certificate, statement, or other paper or document reasonably believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged by the proper person or persons.

               (d) Anything in this Agreement to the contrary notwithstanding, in no event shall the Subscription Agent be liable for special, indirect, or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Subscription Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

        16. Merger or Consolidation of the Subscription Agent. Any corporation into which the Subscription Agent or any successor Subscription Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Subscription Agent or any successor Subscription Agent may be a party, or any corporation succeeding to the business of the Subscription Agent or any successor Subscription Agent, shall be the successor to the Subscription Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto.

        17. Concerning the Subscription Agent. The Subscription Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions:

               (a) The Subscription Agent may consult with legal counsel acceptable to the Company (who may be, but is not required to be, legal counsel for the Company), and the written opinion of such counsel shall be full and complete authorization and protection to the Subscription Agent as to any action taken or omitted by it in good faith and in accordance with such opinion.

               (b) Whenever in the performance of its duties under this Agreement the Subscription Agent may deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by the Chairman of the Board, President and Chief Executive Officer or the Vice President, Finance of the Company and delivered to the Subscription Agent, and such certificate shall be full authorization to the Subscription Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate.

               (c) The Subscription Agent shall have no responsibility with respect to the validity of this Agreement or the execution and delivery hereof (except the due execution by the Subscription Agent, and the enforceability of, this Agreement on the Subscription Agent), or with respect to the validity or execution of any Subscription Warrant.

               (d) Nothing herein precludes the Subscription Agent from acting in any other capacity for the Company.

               (e) The Subscription Agent is not obligated to, and shall not, make any recommendation, either directly or indirectly, regarding the advisability of exercising the Rights or any aspect of the Rights Offering. If any such advice is requested, the Subscription Agent may respond that such requesting person should consult his or her own investment advisor or broker.

        18. Certain Tax Matters.


               (a) The Subscription Agent shall comply with the information reporting and backup withholding requirements of the Internal Revenue Code of 1986, as amended (the "Code"), including, without limitation, where appropriate, on a timely basis filing with the Internal Revenue Service and furnishing to Rights Holders duly completed Forms 1099B. The Subscription Agent also shall collect and duly preserve Forms W-8 and W-9 and other forms or information necessary to comply with the backup withholding requirements of the Code.

               (b) The Subscription Agent shall withhold from payments made to Rights Holders amounts sufficient to comply with the backup withholding requirements of the Code.

        19. Notices to the Company, Rights Holders, and the Subscription Agent. All notices and other communications provided for or permitted hereunder are to be made by hand delivery, prepaid first class mail, or facsimile:

               (a)    If to the Company, to:

                      Calavo Growers, Inc.
                      2530 Red Hill Avenue
                      Santa Ana, California  92705-5542
                      Attention:  Wolfgang Hombrecher
                      Fax:  (949) 660-6088

               (b)    If to the Subscription Agent:

                      U. S. Stock Transfer Corporation
                      1745 Gardena Avenue
                      Glendale, California  91204-2991
                      Attention:  Bridget Barela
                      Fax:  (818) 502-1737

               (c) If to a Rights Holder, to the address shown on the registry books of the Company.

        All such notices and communications shall be deemed to have been duly given when delivered by hand, if personally delivered; two business days after being deposited in the mail, postage, prepaid, if mailed as aforesaid; and when receipt is acknowledged if sent by facsimile.

        20. Amendments. The Company and the Subscription Agent may from time to time amend this Agreement without the approval of any Rights Holder. Each such amendment must be in writing.

        21. Successors. All provisions of this Agreement shall bind and inure to the benefit of the respective successors and assigns of the Company and the Subscription Agent.

        22. Governing Law. This Agreement shall be deemed to be a contract made under the laws of the State of California and for all purposes is to be construed in accordance with the internal laws of said State.

        23. Benefits of this Agreement. Nothing in this Agreement is to be construed to give to any person or corporation other than the Company and the Subscription Agent any legal or equitable right, remedy, or claim under this Agreement. This Agreement is for the sole and exclusive benefit of the Company and the Subscription Agent, and does not confer any benefits on any shareholder of the Company or any other person.

        24. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

        25. Descriptive Headings. Descriptive headings of the several Sections of this Agreement are inserted for convenience only and do not control or affect the meaning or construction of any of the provisions hereof.

                            (Signature page follows)

        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered as of the date first above written.

                                             CALAVO GROWERS, INC.


                                             By:
                                                --------------------------------

                                             Name:
                                                  ------------------------------

                                             Its:
                                                 -------------------------------


                                             U.S. STOCK TRANSFER CORPORATION


                                             By:
                                                --------------------------------
                                             Name:
                                                  ------------------------------
                                             Its:
                                                 -------------------------------

                                    EXHIBIT A

                                  FEE SCHEDULE

Acceptance as Subscription Agent                                                  $ 1,500.00

Mail Subscription Package to Shareholders                                         $   500.00

Process DTC Items @ $50.00 each, Minimum                                          $   250.00

Review & Process Subscription Forms @ $10.00 each                                 $12,000.00
(Includes issuing, posting & mailing certificates) (Estimate 75% response)

Cure Irregular, Incomplete Items @ $10.00 each                                     Will Bill

Reports @ $25.00 each                                                              Will Bill

Final Report at Expiration Period                                                 $   500.00

Deliver Collected Funds at Expiration                                             $   250.00

Out-of-Pocket Expenses (Estimated)                                                $ 5,000.00
(Includes postage, envelopes, labels, etc.)

TOTAL PAYABLE UPON EXECUTION OF AGREEMENT                                         $20,000.00


Work described above will only be performed upon receipt of funds for the total amount requested.

Services and/or Out-of-Pocket expenses not covered by the above fees will be billed as performed or incurred.

Estimated 1,600 accounts